Exhibit 99.1

Contacts:	Investors:
John O’Hara Horsley	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
TRANSMETA ANNOUNCES SETTLEMENT OF PATENT LITIGATION,
TECHNOLOGY TRANSFER AND LICENSE AGREEMENT WITH INTEL
SANTA CLARA, CA — October 24, 2007 — Transmeta Corporation (NASDAQ: TMTA) today announced that it has reached an agreement with Intel to settle all claims between them and to license the Transmeta patent portfolio to Intel for use in current and future Intel products.
The agreement will grant Intel a perpetual non-exclusive license to all Transmeta patents and patent applications, including any patent rights later acquired by Transmeta, now existing or as may be filed during the next ten years. Transmeta will also transfer technology and grant to Intel a non-exclusive license to Transmeta’s LongRun and LongRun2 technologies and future improvements. Under the agreement, Intel will covenant not to sue Transmeta for the development and licensing to third parties of Transmeta’s LongRun and LongRun2 technologies.
The agreement provides for Intel to make an initial $150 million payment to Transmeta as well as to pay Transmeta an annual license fee of $20 million for each of the next five years.
The agreement also provides for the parties to dismiss their pending patent litigation with prejudice and for a mutual general release of all claims of any type between the parties.
“We are very pleased to have reached this agreement with Intel,” said Les Crudele, president and CEO of Transmeta. “We believe that this arrangement will create value for Transmeta stockholders both by realizing immediate financial value for our intellectual property rights and by supporting our technology development and licensing business going forward.”
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, Transmeta first became known for designing, developing and selling its highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. Transmeta is presently focused on developing and licensing its advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing its computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.

Transmeta, LongRun and LongRun2 are registered trademarks of Transmeta Corporation.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q, and 8-K, which describe important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
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